EXHIBIT 23.1

We consent to the incorporation by reference of our report dated 3 March 2009 with respect to the financial statements of HPI Limited, included in this current report on Form 8-K/A for the year ended 31 December 2007 in the following registration statements:

Registration Statements on Form S-8 (File Nos. 333-144992 and 333-155288) of Solera Holdings, Inc.

/s/ ERNST & YOUNG LLP
London, England
Date: March 3, 2009